Exhibit 99.1

Synaptics Announces Chief Financial Officer Transition

SAN JOSE, Calif., January 27, 2024 – Synaptics® Incorporated (Nasdaq: SYNA) today announced the resignation of its Chief Financial Officer, Dean Butler, effective immediately, to pursue a new opportunity. Butler will continue in an advisory role through April 5, 2024 to provide any assistance the company needs.

To facilitate a seamless transition while a search is conducted to identify a new CFO, Synaptics is taking immediate steps to enhance and strengthen its finance function:

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Esther Song, a 16-year veteran of Synaptics has been appointed Principal Accounting Officer and will continue to serve as the company’s Vice President and Corporate Controller. Song has a robust leadership history on the company’s finance team, joining the company in 2007 as an Assistant Corporate Controller and serving as Senior Director and Global Controller from 2015 to 2023.

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Kermit Nolan, the former Chief Accounting Officer who retired at the end of 2023, is returning as a consultant to provide advisory support to the internal team. Throughout his 20-year tenure with Synaptics, Nolan contributed significantly in many capacities, including acting CFO.

“I have tremendous confidence in the finance team and adding Kermit gives us runway as we begin our search for a new CFO. We continue to have a great deal of optimism around our processor and connectivity business and believe this area of growth will create an even stronger company in the future,” said Michael Hurlston, Chief Executive Officer of Synaptics. “I would like to thank Dean for his contributions to our success over the past few years and wish him the best in his new role.”

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About Synaptics Incorporated:

Synaptics (Nasdaq: SYNA) is changing the way humans engage with connected devices and data, engineering exceptional experiences throughout the home, at work, in the car, and on the go. Synaptics is the partner of choice for the world’s most innovative intelligent system providers who are integrating multiple experiential technologies into platforms that make our digital lives more productive, insightful, secure, and enjoyable. These customers are combining Synaptics’ differentiated technologies in touch, display, and biometrics with a new generation of advanced connectivity and AI-enhanced video, vision, audio, speech, and security processing. Follow Synaptics on LinkedIn, Twitter, and Facebook, or visit synaptics.com.

Synaptics and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

Investor Relations contact:

Munjal Shah

+1-408-518-7639

munjal.shah@synaptics.com

Media contact:

Patrick Mannion

+1-631-678-1015

patrick.mannion@synaptics.com